Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES ACQUISITION OF SCOTBILT HOMES

Troy, Michigan, March 1, 2021 / Business Wire/ -- Champion Home Builders, a subsidiary of Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”), today acquired ScotBilt Homes, LLC from SHI Group Holdings, Inc. and related companies (collectively, “ScotBilt Homes”). In 2020, ScotBilt shipped over 1,600 homes from its two manufacturing facilities in Georgia providing affordable housing throughout Alabama, Florida, Georgia and the Carolinas.

“We are excited to welcome ScotBilt Homes and its almost 400 employees to the Skyline Champion family,” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “We believe ScotBilt is an excellent fit given our compatible company cultures and shared values. While working with founder Sam Scott and his team during this transaction, we learned that their work ethic mirrors our core operating principles. Sam Scott has been a pioneer in the manufactured housing industry for more than 50 years and we are fortunate to benefit from the high quality and unique home designs for which ScotBilt is known.”

Mr. Yost continued, “The transaction is expected to accomplish several objectives within our strategic framework for profitable growth. ScotBilt’s strong presence in the attractive mid-south region helps to balance our national distribution and is highly complementary to our existing footprint, while their efficient manufacturing facilities produce a streamlined product offering. We expect this transaction to generate solid returns with meaningful shareholder value creation from day one, supported by ScotBilt’s attractive client base, and margin profile, in addition to the potential for synergy capture.”

Sam Scott, owner of ScotBilt Homes commented, "As a family-founded business, finding the right partner for the future of ScotBilt Homes was crucial to our employees, our suppliers and our incredibly loyal customers. We wanted a partner who we could trust would operate the company in a manner consistent with how we've done business since our founding in 2004. The customers who value the reputation of our brand will continue to receive the high-quality products they have grown to expect. I am confident that we have aligned with a great company that will leverage the culture and brand integrity that has set us apart from our competitors."

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs more than 7,000 people. With almost 70 years of homebuilding experience and 38 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular

Exhibit 99.1

homes, ADUs, park-models and modular buildings for the single-family, multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 18 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S., and Moduline and SRI Homes in western Canada.

About ScotBilt Homes:

ScotBilt Homes was built from the ground up in 2004 by the Scott family. The ScotBilt Homes’ team includes carpenters, plumbers, electricians, and roofers who have experience in their fields since 1980. ScotBilt Homes utilizes innovative construction techniques to build high-quality, low-maintenance, manufactured homes.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. Skyline Champion cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry; supply-related issues; labor-related issues; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions, exacerbated by the COVID-19 pandemic; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions; the prices and availability of materials; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; and other risks set forth in the “Risk Factors” section, the

Exhibit 99.1

“Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended March 28, 2020 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Sarah Janowicz

Email: investorrelations@championhomes.com

Phone: (248) 614-8211